PACIFIC NORTH WEST CAPITAL CORP.

For Immediate Release

      NEWS RELEASE

TSX: PFN   OTCBB: PAWEF

Toll Free 1.800.667.1870

www.pfncapital.com

Drilling to Recommence Mid-October

River Valley PGM Project, Sudbury, Ontario.

September 28, 2005 - Vancouver, BC – Pacific North West Capital Corp. (PFN: TSX) is pleased to announce that by mid-October 2005 it plans to carry out a 3,000- metre drill program to test new PGM targets.  These drill targets have been developed during the ongoing geological mapping program within the River Valley Intrusive (RVI), located east of Sudbury, Ontario.

Work on the River Valley Project is being conducted in joint venture with Anglo Platinum, which has committed over $18 million to the River Valley Project to date and may earn a 65% interest by funding it through to production.  PFN is the Project Operator.

Exploration Update

Updated Resource Estimate

A new resource calculation based on drill results from the Winter 2005 drill program is underway.   Additional tonnage is expected to be added to the 2004 resource calculation from new PGM mineralization intersected in the Lismer and Varley Zones (see attached Figure).

Bulk Sample

The approximate 40-tonne sample collected from the Dana North and South PGE Mineralized Zones is now in South Africa for metallurgical testing at Anglo Platinum’s facilities.

Continued to page 2

Page 2 PFN News Release September 28, 2005

Field Work

Geological mapping, sampling, and prospecting programs are continuing. This work has led to the refocusing of the exploration effort towards the inside of the RVI, away from the mineralized contact environment.  Management feels that the potential to develop a higher tonnage resource in this newly recognized environment is high. Drill targets are currently being identified for testing.

The Qualified Person for this release is John Londry, VP Exploration.

About Pacific North West Capital

Pacific North West Capital Corp. (TSX: PFN; OTCBB: PAWEF) is an exploration and development company focused on platinum group metal projects in North America. PFN is currently exploring the River Valley Project (joint ventured with Anglo American Platinum Corporation Limited ("Anglo Platinum"), the world's largest primary producer of platinum) and the Agnew Lake Project, currently under option to Anglo Platinum. Anglo Platinum has committed over $18 million to the River Valley Project to date and may earn a 65% interest by funding it through to production.  PFN is the Project Operator. In late 2004 PFN established a Nickel Division and currently has an Option / Joint Venture in the Timmins Mining District with Falconbridge Ltd. An extensive geophysical and ground proofing exploration program has recently been completed, and PFN plans to begin drilling the West Timmins Nickel Project by the end of September 2005.  The Company has $4.9 Million in working capital and no debt.

On behalf of the Board of Directors Harry Barr President and CEO

For further information, please call Toll Free 1-800-667-1870 by email ir@pfncapital.com, or visit our website at www.pfncapital.com,

by fax 604-685-8045, 2303 West 41st Avenue, Vancouver, B.C. V6M 2A3

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release

Disclaimer: This news release may contain certain "Forward-Looking Statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in the Company's documents filed from time to time with The Toronto Stock Exchange, British Columbia Securities Commission and the United States Securities & Exchange Commission.